Exhibit 99.1
— Travelport Announces Fourth Quarter and Full Year 2009 Results —
NEW YORK, NY, March 17, 2010 — Travelport Limited, the parent company of the Travelport group of companies, today announced its financial results for the fourth quarter and full year ended December 31, 2009.
Fourth Quarter 2009 Summary:
•	Net Revenue of $533 million and Operating Income of $69 million

•	Generated $48 million in Net Cash Provided by Operating Activities

•	Adjusted EBITDA of $138 million
Full Year 2009 Summary:
•	Net Revenue of $2,248 million and Operating Loss of $(499) million
•	Generated $239 million in Net Cash Provided by Operating Activities
•	Adjusted EBITDA of $632 million
Commenting on the full year 2009 results, Travelport CEO and President, Jeff Clarke, stated: “Travelport delivered solid results in 2009 despite the difficult market environment for the travel industry. During the downturn, we increased our investment in key innovative products, including the Universal Desktop, and in core search and infrastructure capabilities. We will continue to invest heavily in these strategic areas in 2010. We’re pleased to have seen five consecutive months in travel transaction growth across our business from October 2009. Based on the market recovery and our scalable business model, we expect to grow revenues and profits for the full year 2010.”
     Philip Emery, Travelport CFO, stated: “Travelport continued to show the strength and resilience of its business model in 2009, by generating $239 million in net cash provided by operating activities, as well as $436 million of unlevered free cash flow, which was up from $326 million in 2008. This positions us very well for the expected recovery in travel in 2010 and enables us to continue to invest for growth.”
Travelport Consolidated
($ in millions)

	Q4 2009	Q4 2008	Change	% Change
Net Revenue	$533	$524	$9	2%
Operating Income	$69	$48	$21	44%
Adjusted EBITDA	$138	$149	$(11)	(7)%
Net cash provided by (used in) operating activities	$48	$(16)	$64	*

	FY 2009	FY 2008	Change	% Change
Net Revenue	$2,248	$2,527	$(279)	(11)%
Operating (Loss) Income	$(499)	$324	$(823)	*
Adjusted EBITDA	$632	$716	$(84)	(12)%
Net cash provided by operating activities	$239	$124	$115	93%

*	Not meaningful

Q4 2009: Travelport generated Net Revenue of $533 million and Operating Income of $69 million for the fourth quarter of 2009, representing a 2% and 44% increase, respectively, compared to the same period last year. Travelport achieved Adjusted EBITDA of $138 million for the three months ended December 31, 2009, representing a decrease of (7)% compared to the same period last year. Travelport generated net cash provided by operating activies of $48 million in the fourth quarter of 2009, representing an increase of $64 million compared to the same period last year.
FY 2009: For the full year 2009, Travelport generated Net Revenue of $2,248 million, representing an (11)% decrease as compared to 2008. For the full year, Travelport incurred an Operating Loss of $(499) million, including a one-time, non-cash impairment charge of $833 million. Excluding the impairment charge, Travelport generated $334 million of Operating Income during 2009, representing a 3% increase as compared to 2008. Travelport achieved Adjusted EBITDA of $632 million for the year ended December 31, 2009, representing a decrease of (12)% as compared to the prior year. Travelport generated net cash provided by operating activities of $239 million in 2009, representing an increase of $115 million compared to 2008.
Financial Highlights Fourth Quarter and Full Year 2009
GDS
($ in millions)

	Q4 2009	Q4 2008	Change	% Change
Net Revenue	$467	$456	$11	2%
Segment EBITDA	$127	$124	$3	2%
Segment Adjusted EBITDA	$133	$136	$(3)	(2)%

	FY 2009	FY 2008	Change	% Change
Net Revenue	$1,981	$2,171	$(190)	(9)%
Segment EBITDA	$602	$591	$11	2%
Segment Adjusted EBITDA	$628	$669	$(41)	(6)%
Q4 2009: Net Revenue and Segment EBITDA for the GDS business were $467 million and $127 million, respectively, for the fourth quarter of 2009, representing a 2% increase in each compared to the fourth quarter of 2008. Segment Adjusted EBITDA for the GDS business was $133 million for the fourth quarter of 2009, a (2)% reduction as compared to the fourth quarter of 2008. Increased Net Revenue resulted from a 5% increase in segments and a (3)% decrease in average revenue per segment as compared to the fourth quarter of 2008. GDS direct costs, comprising agency commissions, increased $17 million, or 10%, as a result of the increase in segments and an increase in the average rate of agency commissions. Operating expenses for GDS, excluding agency commissions, decreased by $(3) million, or (2)%, compared to the fourth quarter of 2008.
FY 2009: Net Revenue and Segment EBITDA for the GDS business were $1,981 million and $602 million, respectively, for the full year 2009, representing a (9)% decrease and a 2% increase, respectively, compared to 2008. Segment Adjusted EBITDA for the GDS business was $628 million for the year 2009, a (6)% reduction compared to 2008. The reduction in Net Revenue resulted from a (9)% decrease in segments compared to 2008, with average revenue per segment remaining flat. GDS direct costs, comprising agency commissions, decreased $(77) million, or (9)%, as a result of the reduction in segments. Operating expenses for GDS, excluding agency commissions, decreased by $(72) million, or (11)%, compared to 2008 primarily as a result of the realization of cost savings and synergies.

GTA
($ in millions)

	Q4 2009	Q4 2008	Change	%Change
Net Revenue	$66	$68	$(2)	(3)%
Segment EBITDA	$16	$18	$(2)	(11)%
Segment Adjusted EBITDA	$15	$20	$(5)	(25)%

	FY 2009	FY 2008	Change	%Change
Net Revenue	$267	$356	$(89)	(25)%
Segment EBITDA	$(776)	$110	$(886)	*
Segment Adjusted EBITDA	$59	$110	$(51)	(46)%

*	Not meaningful
Q4 2009: Net Revenue and Segment EBITDA for the GTA business were $66 million and $16 million, respectively, for the fourth quarter of 2009. Segment Adjusted EBITDA for GTA for the fourth quarter of 2009 was $15 million, representing a $(5) million decline compared to the fourth quarter of 2008. Global Total Transaction Value (“TTV”) increased 9% in the quarter primarily due to exchange rates that increased the effective average daily rate. Net Revenue declined (3)% in the quarter due to lower margin on sales. Direct costs decreased $(5) million during the quarter due to a decrease in transactions where GTA takes inventory risk. Operating expenses for GTA increased $8 million, or 19%, compared to the fourth quarter of 2008 driven by foreign exchange fluctuations offset by cost reductions.
FY 2009: Net Revenue and Segment EBITDA for the GTA business were $267 million and $(776) million, respectively, for the full year 2009. Segment Adjusted EBITDA for GTA for the full year of 2009 was $59 million, representing a $(51) million decline compared to 2008. Segment Adjusted EBITDA excludes the $833 million impairment charge on the GTA goodwill and intangible assets recorded during the third quarter of 2009. Global Total Transaction Value (“TTV”) decreased (16)% in the full year primarily due to a (12)% decrease in room nights and a (4)% decrease in average daily rate. Net Revenue declined (25)% for the year due to the decrease in TTV, lower margins on sales and unfavourable exchange rate movements. Direct costs decreased $(20) million during the year due to a decrease in transactions where GTA takes inventory risk. Operating expenses for GTA decreased $(18) million, or (8)%, compared to the full year 2008 primarily as a result of cost reduction actions, partially offset by an increase in bad debt expense and adverse foreign exchange fluctuations.
Corporate
Travelport incurred adjusted corporate costs, which exclude the impact of certain non-recurring items, of $10 million for the fourth quarter of 2009, representing a $3 million increase compared to the fourth quarter of 2008. For the full year 2009, Travelport incurred adjusted corporate costs, which exclude the impact of certain non-recurring items, of $55 million, representing an $(8) million decrease compared to 2008.
During the quarter, Travelport generated $48 million in net cash provided by operating activities, a $64 million improvement over the same period in 2008, and used $(19) million in cash to fund capital investments. Also during the quarter, Travelport retired $(3) million of debt and distributed $(33) million to its parent company to fund the repurchase of a portion of its outstanding PIK loans at a discount. During the year ended December 31, 2009, Travelport generated $239 million in net cash provided by operating activities, a $115 million improvement over the same period in 2008, and used $(55) million in cash to fund capital investments.
Travelport’s total debt outstanding at December 31, 2009 was $3,663 million. The Company ended the year with $217 million in cash and cash equivalents.

Orbitz Worldwide
Travelport Limited currently owns approximately 48% of the outstanding equity of Orbitz Worldwide. Travelport accounts for its investment in Orbitz Worldwide under the equity method of accounting. During the fourth quarter of 2009, Travelport recorded $9 million in losses from its investment in Orbitz Worldwide.
On January 26, 2010, Travelport purchased $50 million of newly-issued common shares of Orbitz Worldwide. After this investment, and a simultaneous agreement between Orbitz Worldwide and PAR Investment Partners to exchange approximately $49.68 million of Orbitz debt for Orbitz common shares, Travelport continues to own approximately 48% of Orbitz Worldwide’s outstanding shares.
Conference Call/Webcast
The Company’s fourth quarter and full year 2009 earnings conference call will be accessible to the media and general public via live internet webcast today beginning at 11:00 a.m. (ET), and through a limited number of dial-in conference lines. The webcast will be available through the Investor Centre section of the company’s web site at www.travelport.com. To access the call through a conference line, dial 888-713-4209 in the United States and +1-617-213-4863 for callers outside the United States beginning at least ten minutes prior to the scheduled start of the call. The passcode is 44476950. A replay of the conference call will be available March 17 at 2:00 pm (ET), through March 31, 2010. To access the replay, dial 888-286-8010 in the United States and +1-617-801-6888 for callers outside the United States. The passcode is 92949755.
About Travelport
Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry. Travelport is comprised of the global distribution system (GDS) business that includes the Worldspan and Galileo brands; GTA, a leading global, multi-channel provider of hotel and ground services; Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines. With 2009 revenues of $2.2 billion, Travelport operates in 160 countries and has approximately 5,400 employees.
Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures and Travelport management.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency and our ability to maintain existing relationships with travel agencies and tour operators and to enter into new relationships. Other unknown or unpredictable factors also could have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.
INVESTOR CONTACT:
Keith Russell, Head of Investor Relations, +441753 288475, or keith.russell@travelport.com

TRAVELPORT LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net revenue	$533	$524	$2,248	$2,527

Costs and expenses
Cost of revenue	256	256	1,090	1,257
Selling, general and administrative	151	142	567	648
Separation and restructuring charges	1	8	19	27
Depreciation and amortization	56	69	243	263
Impairment of goodwill, intangible assets and other long-lived assets	—	1	833	1
Other (income) expense	—	—	(5)	7

Total costs and expenses	464	476	2,747	2,203

Operating income (loss)	69	48	(499)	324
Interest expense, net	(63)	(120)	(286)	(342)
Gain on early extinguishment of debt	—	—	10	29

Income (loss) before income taxes and equity in losses of investment in Orbitz Worldwide	6	(72)	(775)	11
Benefit (provision) for income taxes	4	(10)	68	(43)
Equity in (losses) income of investment in Orbitz Worldwide	(9)	4	(162)	(144)

Net income (loss)	1	(78)	(869)	(176)
Less: Net income attributable to non-controlling interest in subsidiaries	—	(3)	(2)	(3)

Net income (loss) attributable to the Company	$1	$(81)	$(871)	$(179)

TRAVELPORT LIMITED
SEGMENT EBITDA
(in millions)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
GDS
Net revenue	$467	$456	$1,981	$2,171
Segment EBITDA	127	124	602	591
GTA
Net revenue	66	68	267	356
Segment EBITDA	16	18	(776)	110

Combined totals
Net revenue	533	524	2,248	2,527
Segment EBITDA	143	142	(174)	701
Reconciling items:
Corporate and unallocated	(18)	(25)	(72)	(85)
Interest expense, net	(63)	(120)	(286)	(342)
Depreciation and amortization	(56)	(69)	(243)	(263)

Income (loss) before income taxes and equity in losses of investment in Orbitz Worldwide	$6	$(72)	$(775)	$11

TRAVELPORT LIMITED
CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$217	$345
Accounts receivable (net of allowances for doubtful accounts of $59 and $49)	346	372
Deferred income taxes	22	7
Other current assets	156	178

Total current assets	741	902
Property and equipment, net	452	491
Goodwill	1,285	1,738
Trademarks and tradenames	419	499
Other intangible assets, net	1,183	1,552
Investment in Orbitz Worldwide	60	214
Non-current deferred income taxes	2	—
Other non-current assets	204	174

Total assets	$4,346	$5,570

Liabilities and equity
Current liabilities:
Accounts payable	$139	$140
Accrued expenses and other current liabilities	765	764
Current portion of long-term debt	23	19

Total current liabilities	927	923
Long-term debt	3,640	3,783
Deferred income taxes	143	238
Other non-current liabilities	228	207

Total liabilities	4,938	5,151

Commitments and contingencies
Shareholders’ equity:
Common shares $1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding	—	—
Additional paid in capital	1,006	1,225
Accumulated deficit	(1,643)	(773)
Accumulated other comprehensive income (loss)	30	(40)

Total shareholders’ equity	(607)	412
Equity attributable to non-controlling interest in subsidiaries	15	7

Total equity	(592)	419

Total liabilities and equity	$4,346	$5,570

TRAVELPORT LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
Operating activities
Net loss	$(869)	$(176)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	243	263
Impairment of goodwill, intangible assets and other long-lived assets	833	1
(Gain) loss on sale of assets	(5)	7
Provision for bad debts	15	9
Equity-based compensation	10	1
Gain on early extinguishment of debt	(10)	(29)
Amortization of debt finance costs	16	20
Loss on interest rate derivative instruments	6	28
(Gain) loss on foreign exchange derivative instruments	(13)	9
Equity in losses of investment in Orbitz Worldwide	162	144
FASA liability	(26)	(33)
Deferred income taxes	(118)	(12)
Changes in assets and liabilities, net of effects from acquisition and disposals:
Accounts receivables	31	4
Other current assets	(4)	(10)
Accounts payable, accrued expenses and other current liabilities	(20)	(103)
Other	(12)	1

Net cash provided by operating activities	239	124

Investing activities
Property and equipment additions	(58)	(94)
Proceeds from sale of assets	5	3
Businesses acquired and related payments	(2)	4
Other	—	3

Net cash used in investing activities	(55)	(84)

Financing activities
Principal repayments	(307)	(169)
Proceeds from new borrowings	144	259
Proceeds from settlement of derivative instruments	87	—
Debt finance costs	(3)	—
Net share settlement for equity-based compensation	(7)	(24)
Distribution to a parent company	(227)	(60)
Other	(4)	—

Net cash (used in) provided by financing activities	(317)	6

Effect of changes in exchange rates on cash and cash equivalents	5	(10)

Net (decrease) increase in cash and cash equivalents	(128)	36
Cash and cash equivalents at beginning of year	345	309

Cash and cash equivalents at end of year	$217	$345

Supplementary Disclosures
Interest payments	$255	$296
Income tax payments, net	$46	$34

TRAVELPORT LIMITED
NON-GAAP MEASURES
(in millions and unaudited)

	Three Months Ended December 31, 2009
			Reconciling Items:
			Corporate and
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Unallocated	Total
Adjusted EBITDA	$133	$15	$(10)	$138
Less adjustments
Separation from Cendant and related	—	—	2	2
Non-recurring items associated with Travelport acquisitions	6	1	3	10
Restructuring and related	—	1	—	1
Non-cash based compensation	—	—	4	4
Other	—	(3)	(1)	(4)

Total	6	(1)	8	13

EBITDA	$127	$16	$(18)	$125
Less:
Gain on early extinguishment of debt				—
Depreciation and amortization				(56)

Operating income				$69

	Three Months Ended December 31, 2008
			Reconciling Items:
			Corporate and
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Unallocated	Total
Adjusted EBITDA	$136	$20	$(7)	$149
Less adjustments
Separation from Cendant and related	1	—	3	4
Non-recurring items associated with Travelport acquisitions	11	(1)	2	12
Restructuring and related	2	2	4	8
Non-cash based compensation	—	—	5	5
Other	(2)	1	4	3

Total	12	2	18	32

EBITDA	$124	$18	$(25)	$117
Less:
Gain on early extinguishment of debt				—
Depreciation and amortization				(69)

Operating income				$48

TRAVELPORT LIMITED
NON-GAAP MEASURES (Continued)
(in millions and unaudited)

	Year Ended December 31, 2009
			Reconciling
			Items: Corporate and
Reconciliation of Adjusted EBITDA to Operating Loss	GDS	GTA	Unallocated	Total
Adjusted EBITDA	$628	$59	$(55)	$632
Less adjustments
Separation from Cendant and related	3	—	8	11
Non-recurring items associated with Travelport acquisitions	17	(2)	8	23
Restructuring and related	6	4	9	19
Non-cash based compensation	—	—	10	10
Impairment	—	833	—	833
Other	—	—	(18)	(18)

Total	26	835	17	878

EBITDA	$602	$(776)	$(72)	$(246)
Less:
Gain on early extinguishment of debt				(10)
Depreciation and amortization				(243)

Operating loss				$(499)

	Year Ended December 31, 2008
			Reconciling
			Items: Corporate and
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Unallocated	Total
Adjusted EBITDA	$669	$110	$(63)	$716
Less adjustments
Separation from Cendant and related	3	—	8	11
Non-recurring items associated with Travelport acquisitions	54	(4)	19	69
Restructuring and related	14	4	9	27
Non-cash based compensation	—	—	5	5
Disposed EBITDA	8	—	—	8
Other	(1)	—	(19)	(20)

Total	78	—	22	100

EBITDA	$591	$110	$(85)	$616
Less:
Gain on early extinguishment of debt				(29)
Depreciation and amortization				(263)

Operating income				$324

TRAVELPORT LIMITED
NON-GAAP MEASURES (Continued)
(in millions and unaudited)

	Three Months Ended	Three Months Ended	Year Ended December	Year Ended December
	December 31, 2009	December 31, 2008	31, 2009	31, 2008
Reconciliation of Adjusted EBITDA to Net Cash Provided By (Used In) Operating Activities
Adjusted EBITDA	$138	$149	$632	$716
Less:

Cash interest payments	(32)	(61)	(255)	(296)
Tax payments	(18)	(15)	(46)	(34)
Changes in working capital	(3)	(75)	7	(109)
FASA liability payments	(5)	(8)	(26)	(33)
Other non-cash and adjusting items	(32)	(6)	(73)	(120)

Net cash provided by (used in) operating activities	48	(16)	239	124

Reconciliation of Net Cash Provided By (Used In) Operating Activities to Unlevered Free Cash Flow
Add cash interest payments	32	61	255	296
Less capital expenditures	(19)	(23)	(58)	(94)

Unlevered free cash flow	$61	$22	$436	$326

Adjusted EBITDA, Segment Adjusted EBITDA, and unlevered free cash flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies.
Adjusted EBITDA is the primary metric for; measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. We define Adjusted EBITDA as income (loss) before income taxes and equity in losses of investment in Orbitz Worldwide before interest, tax, depreciation and amortization (EBITDA) adjusted to exclude items we believe distort our ability to assess the results of our underlying business. During the periods presented, these primarily relate to the impact of purchase accounting, impairment of goodwill and intangible assets, expenses incurred in conjunction with Travelport’s separation from Cendant, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts and development of a global on-line travel platform and non-cash equity-based compensation. We believe these measures we have presented provide a more complete understanding of the underlying results and trends of our business given the number of changes the business has undergone in the past three years. In addition, the Adjusted EBITDA measure is a defined term within our credit agreement and bond indentures. Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratio under our credit agreement covenants. This ratio compares our Adjusted EBITDA on a full-year basis, including the impact of cost savings and synergies, to our consolidated net debt and is known as our Leverage Ratio. We are currently in compliance with our Leverage Ratio. A breach of this covenant could result in a default under the senior secured credit agreement and the indentures governing our notes.
We define unlevered free cash flow as net cash provided by (used in) operating activities adjusted to remove the impact of interest payments and to deduct capital expenditures on property and equipment additions. We monitor our unlevered free cash flow as we believe this measure reflects our ability to generate cash to meet our liquidity demands. We have included unlevered free cash flow as we believe it provides investors a better understanding of how assets are performing and measures management’s effectiveness in managing cash.

Adjusted EBITDA, Segment Adjusted EBITDA, and unlevered cash flow are not necessarily comparable to similar measures used by other companies and therefore should not be considered a substitute for operating profit and cash flows from operations as determined in accordance with US GAAP.
TRAVELPORT LIMITED
Operating Statistics
(unaudited)

	Three Months Ended December 31, 2009
	2009	2008	Change	% Change
GDS (segments in millions)
Americas segments	38.6	36.4	2.2	6%
International Segments
Europe	18.2	16.9	1.3	8%
Middle East and Africa	9.1	10.6	(1.5)	(14)%
Asia Pacific	12.1	10.3	1.8	17%

Total Segments	78.0	74.2	3.8	5%

GTA (TTV in millions)
Total Transaction Value	$406	$372	$34	9%

	Year Ended December 31, 2009
	2009	2008	Change	% Change
GDS (segments in millions)
Americas segments	169.9	181.8	(11.9)	(7)%
International Segments
Europe	80.0	87.7	(7.7)	(9)%
Middle East and Africa	39.9	51.8	(11.9)	(23)%
Asia Pacific	48.5	50.8	(2.3)	(5)%

Total Segments	338.3	372.1	(33.8)	(9)%

GTA (TTV in millions)
Total Transaction Value	$1,594	$1,887	$(293)	(16)%